EXHIBIT 99.1

Abercrombie & Fitch Remembers Edward F. Limato

New Albany, Ohio, July 6, 2010: Abercrombie & Fitch (NYSE: ANF) today reported with great sorrow that Edward F. Limato, a director of the company since 2003, passed away on July 3, 2010 after a valiant fight against lung disease.

Mr. Limato is widely recognized as one of the legendary Hollywood superagents, known for his tireless work on behalf of the many Hollywood stars he counted among his clients. He was known as well for treating those whom he represented as family, not commodities.

Expressing the Company’s condolences, Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch, honored Mr. Limato’s long service on the Company’s Board: “Ed was a wonderful director. He was an even better person. With impeccable style and grace, he worked tirelessly for A&F, even as his health declined. Just recently, his industry knowledge and connections were critical to our ‘A&F Screen Test’ campaign and Hollywood-themed A&F Quarterly. All of us will miss Ed deeply.”

For further information, call:	Eric Cerny
Manager, Investor Relations (614) 283-6385